ADDENDUM TO
WAYNE ALLYN ROOT EMPLOYMENT AGREEMENT

This Addendum dated July 1st, 2022, to the Wayne Allyn Root Employment Agreement (the "Addendum"), is made by and between Wayne Allyn Root ("Executive") and VegasWINNERS, Inc., a Nevada Corporation ("Company").

WHEREAS, Executive has entered into an Employment Agreement dated July 15th, 2020 ("the Agreement").

WHEREAS, Executive and Company now desire to supplement the Agreement to modify the compensation of the Agreement.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1. The recitals set forth hereinabove are hereby incorporated into the Addendum, the same as if fully set forth herein. This Addendum shall amend, modify, and supplement the Agreements. The terms of this Addendum shall supersede and control any provisions of the Agreements that conflict with the provisions of this Addendum. In addition, except as may be provided in this Addendum, any capitalized terms contained herein that are not specifically defined herein, shall have the same meaning provided in the Agreements.

2. The Employment Agreement is hereby modified by this Addendum as follows:

3. Compensation

3.1 As full consideration for the Services provided and to be provided by Executive hereunder, the Company shall compensate Executive $10,000 per month commencing upon execution of this Agreement. In the event Executive generates business for Company, then, on any sales resulting therefrom, Executive shall be entitled to commission equal to 10% of the net proceeds received by Company therefrom on a continuing basis during the term of this agreement and 5% of the net proceeds received by Company in perpetuity after the term of this Agreement payable in cash from Revenues directly arranged by Executive.

3. This Addendum shall be incorporated into the Agreement and shall be subject to the terms contained therein.

IN WITNESS WHEREOF, the parties have hereunto signed their names, on the day and year first above written.

VegasWINNERS, Inc. ("Company")	Wayne Allyn Root ("Executive")
DocuSigned by: Wayne Allyn Root	DocuSigned by: Wayne Allyn Root
Wayne Allyn Root, CEO	Wayne Allyn Root